SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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667 Madison Avenue
New York, New York 10021-8087

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 8, 2007

The Annual Meeting of Shareholders of Loews Corporation will be held at the Loews Regency Hotel, 540 Park Avenue, New York, New York, on Tuesday, May 8, 2007, at 11:00 A.M. New York City time, for the following purposes:

•	To elect ten directors;

•	To ratify the appointment of our independent auditors for 2007;

•	To consider and act upon a proposed amended and restated Incentive Compensation Plan for Executive Officers;

•	To consider and act upon two shareholder proposals; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 15, 2007 are entitled to notice of and to vote at the meeting and any adjournment thereof.

By order of the Board of Directors,

GARY W. GARSON
Secretary

Dated:	April 2, 2007

WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED
PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING
ENVELOPE, WHICH REQUIRES NO POSTAGE IF
MAILED IN THE UNITED STATES.

LOEWS
CORPORATION

PROXY STATEMENT

We are providing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies to be voted at our Annual Meeting of Shareholders, which will be held on May 8, 2007. We expect to mail proxy materials to our shareholders on or about April 2, 2007. Our mailing address is 667 Madison Avenue, New York, New York 10021-8087. Please note that throughout this Proxy Statement we refer to Loews Corporation as “we,” “us,” “our,” “Loews” or the “Company.”

Voting

We have two classes of common stock which are outstanding and eligible to vote at the meeting:

•	Common Stock, and

•	Carolina Group stock.

As of March 15, 2007, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 538,670,608 shares of Common Stock and 108,432,720 shares of Carolina Group stock outstanding. Each outstanding share of Common Stock is entitled to one vote and each outstanding share of Carolina Group stock is entitled to 3/10 of a vote on all matters which may come before the meeting.

The election of directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the ten nominees who receive the greatest number of votes cast for election as directors will be elected as our directors. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”) will not be counted. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve each of the other proposals to be voted on at the meeting. Shares which are voted to abstain on these matters will be considered present at the meeting, but since they are not affirmative votes for a proposal they will have the same effect as votes against the proposal. Broker non-votes are not counted as present. All properly executed proxies in the accompanying form received by us prior to the meeting will be voted at the meeting. You may revoke your proxy at any time before it is exercised by giving notice in writing to our Corporate Secretary, by granting a proxy bearing a later date or by voting in person.

Our Board of Directors has adopted a policy of confidentiality regarding the voting of shares. Under this policy, all proxies, ballots and voting tabulations that identify how an individual shareholder has voted at the meeting will be kept confidential from us, except where disclosure is required by applicable law, a shareholder expressly requests disclosure, or in the case of a contested proxy solicitation. Proxy tabulators and inspectors of election will be employees of our transfer agent or another third party, and not our employees.

Principal Shareholders

The following table shows certain information, at February 28, 2007 unless otherwise indicated, as to all persons who, to our knowledge, were the beneficial owners of 5% or more of the outstanding shares of any class of our voting securities. All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

		Amount		Percent
Name and Address	Title of Class	Beneficially Owned		of Class

Joan H. Tisch (1) . . . . . . . . . . . . . . . . . . .	Common Stock	52,947,522	(2)	9.8%
540 Park Avenue
New York, NY 10021-8087

Davis Selected Advisers, L.P. (3) . . . . .	Common Stock	46,745,344		8.6
2949 Elvira Road, Suite 101
Tucson, AZ 85706

Wilma S. Tisch (1) . . . . . . . . . . . . . . . . . .	Common Stock	39,030,789	(4)	7.2
980 Fifth Avenue
New York, NY 10021-8087

FMR Corp. (5) . . . . . . . . . . . . . . . . . . . . .	Carolina Group Stock	5,829,493		5.4
82 Devonshire Street
Boston, MA 02109

(1) Wilma S. Tisch was the wife of the late Laurence A. Tisch, former Co-Chairman of the Board of the Company. Joan H. Tisch was the wife of the late Preston R. Tisch, former Co-Chairman of the Board of the Company. James S. Tisch, President and Chief Executive Officer and a director of the Company, and Andrew H. Tisch, Co-Chairman of the Board and Chairman of the Executive Committee of the Company, are sons of Mrs. W.S. Tisch. Jonathan M. Tisch, Co-Chairman of the Board of the Company and Chairman and Chief Executive Officer of Loews Hotels, is the son of Mrs. J.H. Tisch. Each of Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch are members of the Company’s Office of the President.

(2) Includes 4,609,901 shares owned beneficially by Mrs. J.H. Tisch directly and 48,337,621 shares held by her as trustee of various trusts.

(3) This information is as of December 31, 2006 and is based on a Schedule 13G report filed by Davis Selected Advisers, L.P., as an investment adviser.

(4) Includes 579,739 shares owned beneficially by Mrs. W.S. Tisch directly and 38,451,050 shares held by her as trustee of various trusts.

(5) This information is as of December 31, 2006 and is based on a Schedule 13G report filed jointly by FMR Corp. (“FMR”) and Edward C. Johnson 3d. According to the report, FMR has sole voting power with respect to only 1,468,893 shares, and Mr. Johnson does not have sole voting power with respect to any shares. Fidelity Management & Research Company, a subsidiary of FMR, acts as an investment advisor to various investment companies and is the beneficial owner of 4,388,720 shares. Mr. Johnson is chairman of FMR.

Director and Officer Holdings

The following table shows certain information, at February 28, 2007, as to the shares of our voting securities beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table below and all of our executive officers and directors as a group, based on data furnished by them.

		Amount Beneficially		Percent
Name	Title of Class	Owned (1)		of Class

Ann E. Berman	Common Stock	8,500	(2)	*
Joseph L. Bower	Common Stock	28,500	(3)	*
Charles M. Diker	Common Stock	23,100	(4)	*
Paul J. Fribourg	Common Stock	32,100	(5)	*
Walter L. Harris	Common Stock	18,000	(6)	*
Peter W. Keegan	Common Stock	157,494	(7)	*
Philip A. Laskawy	Common Stock	28,500	(8)	*
Arthur L. Rebell	Common Stock	112,494	(9)	*
Gloria R. Scott	Common Stock	16,500	(10)	*
Andrew H. Tisch	Common Stock	12,186,127	(11)	2.3%
James S. Tisch	Common Stock	12,839,124	(12)	2.4%
Jonathan M. Tisch	Common Stock	4,525,003	(13)	*
All executive officers and directors as	Common Stock	30,256,977	(14)	5.6%
a group (15 persons including those
listed above)

* Represents less than 1% of the outstanding shares.

(1) Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to those shares.

(2) Includes 6,000 shares issuable upon the exercise of awards granted under the Loews Corporation 2000 Stock Option Plan (our “Stock Option Plan”) which are currently exercisable.

(3) Represents shares issuable upon the exercise of awards granted under our Stock Option Plan which are currently exercisable.

(4) Includes 20,100 shares issuable upon the exercise of awards granted under our Stock Option Plan which are currently exercisable.

(5) Represents shares issuable upon the exercise of awards granted under our Stock Option Plan which are currently exercisable.

(6) Includes 15,000 shares issuable upon the exercise of awards granted under our Stock Option Plan which are currently exercisable. In addition, Mr. Harris owns beneficially 1,830 shares of CNA Financial Corporation, an 89% owned subsidiary of the Company (“CNA”), and 2,000 common units of Boardwalk Pipeline Partners, LP, a 75% owned subsidiary of the Company (“Boardwalk Pipeline”).

(7) Represents shares issuable upon the exercise of awards granted under our Stock Option Plan which are currently exercisable. In addition, Mr. Keegan owns beneficially 1,000 shares of Diamond Offshore Drilling, Inc., a 51% owned subsidiary of the Company (“Diamond Offshore”).

(8) Includes 22,500 shares issuable upon the exercise of awards granted under our Stock Option Plan which are currently exercisable and 6,000 shares owned beneficially by Mr. Laskawy’s wife. In addition, Mr. Laskawy owns beneficially 10,000 common units of Boardwalk Pipeline.

(9) Represents shares issuable upon the exercise of awards granted under our Stock Option Plan which are currently exercisable. In addition, Mr. Rebell owns beneficially 5,368 shares of CNA, including 854 shares with respect to which he has shared voting and investment power, 36,583 common units of Boardwalk Pipeline, including 30,000 common units with respect to which he has shared voting and investment power, and 5,500 shares of Diamond Offshore issuable upon the exercise of options which are currently exercisable.

(10) Represents shares issuable upon the exercise of awards granted under our Stock Option Plan which are currently exercisable.

(11) Includes 330,000 shares issuable upon the exercise of awards granted under our Stock Option Plan which are currently exercisable. Also includes 11,391,127 shares held by trusts of which Mr. A.H. Tisch is the managing trustee (inclusive of 4,812,399 shares held in trust for his benefit), and 465,000 shares held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power. In addition, Mr. A.H. Tisch is the managing trustee and beneficiary of a trust which owns beneficially 6,100 shares of CNA, and is a trustee of a trust which owns beneficially a 25% interest in a general partnership which owns 74,200 common units of Boardwalk Pipeline.

(12) Includes 330,000 shares issuable upon the exercise of awards granted under our Stock Option Plan which are currently exercisable. Also includes 11,859,124 shares held by trusts of which Mr. J.S. Tisch is the managing trustee (inclusive of 4,281,912 shares held in trust for his benefit), and 650,000 shares held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power. In addition, Mr. J.S. Tisch owns beneficially 35,000 shares of Diamond Offshore, including 30,000 issuable upon the exercise of awards which are currently exercisable, is the managing trustee and beneficiary of a trust which owns beneficially 6,100 shares of CNA, and is a trustee of a trust which owns beneficially a 25% interest in a general partnership which owns 74,200 common units of Boardwalk Pipeline.

(13) Includes 330,000 shares issuable upon the exercise of awards granted under our Stock Option Plan which are currently exercisable. Also includes 3,695,003 shares held by a trust of which Mr. J.M. Tisch is the managing trustee and beneficiary and 200,000 shares held by a charitable foundation as to which Mr. J.M. Tisch has shared voting and investment power.

(14) Includes 1,682,223 shares issuable upon the exercise of awards granted under our Stock Option Plan which are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations to us, we believe that during 2006 all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

ELECTION OF DIRECTORS
(Proposal No. 1)

Our Board has fixed the number of directors constituting the full Board of Directors at ten. Accordingly, at the meeting shareholders will vote to elect a Board of ten directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy, unless you specify otherwise in your proxy, to vote for the election of the nominees named below, each of whom is now a director. Our Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a director. If any nominee is unable or unwilling to serve, we anticipate that either proxies will be voted for the election of a substitute nominee or nominees recommended by our Nominating and Governance Committee and approved by our Board of Directors, or our Board of Directors will adopt a resolution reducing the number of directors constituting our full Board. Set forth below is the name, age, principal occupation during the past five years and other information concerning each nominee.

Ann E. Berman, 54 - Senior advisor to the president of Harvard University since April 2006. Ms. Berman served as Vice President of Finance and Chief Financial Officer of Harvard University from 2002 until April 2006. Ms. Berman is also a director of Eaton Vance Corporation. She has been a director of the Company since 2006.

Joseph L. Bower, 68 - Professor of Business Administration at Harvard University. Professor Bower is also a director of Anika Therapeutics, Inc., Brown Shoe Company, Inc., New America High Income Fund, Inc., Sonesta International Hotels Corporation and T H Lee-Putnam EO Fund. He has been a director of the Company since 2001.

Charles M. Diker, 72 - Managing Partner of Diker Management LLC, a registered investment adviser. Mr. Diker is also the Chairman of the Board of Cantel Medical Corp., a provider of infection prevention and control products and other medical devices. He has been a director of the Company since 2003.

Paul J. Fribourg, 53 - Chairman of the Board, President and Chief Executive Officer of ContiGroup Companies, Inc., a producer of pork and poultry products and provider of cattle feeding services. Mr. Fribourg is also a director of Premium Standard Farms, Inc., Estee Lauder Companies, Inc. and Power Corporation of Canada. He has been a director of the Company since 1997.

Walter L. Harris, 55 - President and Chief Executive Officer of Tanenbaum-Harber Co., Inc., an insurance brokerage firm. He has been a director of the Company since 2004.

Philip A. Laskawy, 65 - Retired Chairman and Chief Executive Officer of Ernst & Young. Mr. Laskawy is also a director of General Motors Corporation, Henry Schein, Inc. and The Progressive Corporation. He has been a director of the Company since 2003.

Gloria R. Scott, 68 - Owner of consulting services firm G. Randle Services. Dr. Scott served as President of Bennett College in Greensboro, North Carolina until 2001. She has been a director of the Company since 1990.

Andrew H. Tisch, 57 - Co-Chairman of the Board since 2006, Chairman of the Executive Committee and a member of the Office of the President of the Company. He is also a director of CNA and of the general partner of Boardwalk Pipeline. He has been a director of the Company since 1985.

James S. Tisch, 54 - President and Chief Executive Officer and a member of the Office of the President of the Company. He is also a director of CNA and Chairman of the Board and Chief Executive Officer of Diamond Offshore. He has been a director of the Company since 1986.

Jonathan M. Tisch, 53 - Co-Chairman of the Board of the Company since 2006, Chairman and Chief Executive Officer of Loews Hotels and a member of the Office of the President of the Company. He has been a director of the Company since 1986.

Director Independence

Our Board of Directors has determined that the following directors, constituting a majority of our directors and nominees, are independent under the listing standards of the New York Stock Exchange: Ann E. Berman, Joseph L. Bower, Charles M. Diker, Paul J. Fribourg, Walter L. Harris, Philip A. Laskawy and Gloria R. Scott. We refer to these directors in this Proxy Statement as our “Independent Directors.” Our Board considered all relevant facts and circumstances and applied the independence standards described below in determining that none of our Independent Directors has any material relationship with our subsidiaries or us.

Our Board has established the following standards to assist it in determining director independence. A director would not be considered independent if any of the following relationships exists:

•	during the past three years the director has been an employee, or an immediate family member has been an executive officer, of the Company;

•
the director or an immediate family member received, during any twelve month period within the past three years, more than $100,000 in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation;

•
the director is a current partner or employee or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, or an immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•
the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

In making its determination with respect to Walter L. Harris, our Board also considered the commercial relationship between certain insurance subsidiaries of CNA and Tanenbaum-Harber Co. Inc., of which Mr. Harris is an executive officer and the majority shareholder, and certain of its affiliates, and determined that Mr. Harris meets all of the requirements described above for Independent Directors and does not have a material relationship with us. Please read “Transactions with Related Persons,” below for more information concerning Mr. Harris’s relationship with CNA.

Committees of the Board

Our Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Executive Committee and Finance Committee. Our Audit Committee, Compensation Committee and Nominating and Governance Committee have written charters which can be found on our website at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary.

Audit Committee.  The primary function of our Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including review of our financial reports and other financial information, our system of internal accounting controls, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit staff and independent auditors. Our Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent auditors and to approve all engagement fees and terms for our independent auditors.

The members of our Audit Committee are Walter L. Harris (Chairman), Ann E. Berman, Charles M. Diker, Paul J. Fribourg, Philip A. Laskawy and Gloria R. Scott, each of whom is an Independent Director and satisfies the additional independence and other requirements for Audit Committee members provided for in the listing standards of the New York Stock Exchange. Our Board has determined that each of Ms. Berman and Mr. Laskawy is a “financial expert” under the rules of the Securities and Exchange Commission and that Mr. Laskawy’s simultaneous service on the audit committees of three public companies, in addition to our Audit Committee, does not impair his ability to effectively serve on our Audit Committee.

Compensation Committee.  The primary function of our Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to compensation of our executives. These responsibilities include reviewing our general compensation philosophy for executive officers, overseeing the development and implementation of compensation programs for executive officers and reviewing compensation levels, including incentive and equity-based compensation, for executive officers, directors and Board committee members. Our Compensation Committee determines and approves compensation for our executive officers and administers our incentive and equity-based compensation plans. In doing so, it considers recommendations made by our Chief Executive Officer meeting in executive session with the Committee. Neither our Chief Executive Officer nor any of our other executive officers participates in our Compensation Committee’s final deliberations on compensation matters. The members of our Compensation Committee are Joseph L. Bower (Chairman), Charles M. Diker and Paul J. Fribourg, each of whom is an Independent Director.

Nominating and Governance Committee.   The primary functions of our Nominating and Governance Committee are to identify individuals qualified to become members of our Board of Directors, recommend to our Board a slate of director nominees for election at our next annual meeting of shareholders and develop and recommend to our Board a set of corporate governance principles. These corporate governance principles are set forth in our Corporate Governance Guidelines which can be found on our website at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary. The members of our Nominating and Governance Committee are Paul J. Fribourg (Chairman), Joseph L. Bower, Walter L. Harris and Gloria R. Scott, each of whom is an Independent Director.

Director Nominating Process

In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. A candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Governance Committee will retain full discretion in considering its nomination recommendations to our Board.

Executive Sessions of Non-Management Directors

Our non-management directors meet in regular executive sessions without management participation. The Chairman of our Nominating and Governance Committee, currently Paul J. Fribourg, serves as the presiding director at these meetings.

Director Attendance at Meetings

During 2006 there were eight meetings of our Board of Directors, seven meetings of our Audit Committee, three meetings of our Compensation Committee and three meetings of our Nominating and Governance Committee. During 2006, each of our directors attended not less than 75% of the total number of meetings of our Board of Directors and committees of our Board on which that director served during 2006. Our Board encourages all directors to attend our annual meetings of shareholders, but recognizes that circumstances may prevent attendance from time to time. All of our directors attended our 2006 Annual Meeting of Shareholders.

Director Compensation

The following table shows information regarding the compensation of our non-management directors during the year ended December 31, 2006.

Fees
Earned or
	Paid in	Option/SAR
Name	Cash (1)	Awards (2)	Total

A.E. Berman	$82,750	$63,498	$146,248

J.L. Bower	73,750	63,498	137,248

C.M. Diker	85,750	63,498	149,248

P.J. Fribourg	88,750	63,498	152,248

W.L. Harris	85,750	63,498	149,248

P.A. Laskawy	82,750	63,498	146,248

G.R. Scott	85,750	63,498	149,248

(1) These amounts represent all fees earned for service as a director during 2006. Our non-management directors receive a retainer of $18,750 per quarter. This amount was increased from $12,500 per quarter commencing with the second quarter of 2006. In addition, members of our Audit Committee are paid $2,000, and members of our Compensation Committee and Nominating and Governance Committee are paid $1,000, for each committee meeting attended.

(2) These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R (“FAS 123(R)”), of awards pursuant to our Stock Option Plan through December 31, 2006, which is also the full grant date fair value of these awards. Assumptions used in the calculation of these amounts are included in footnote 17 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2007 (our “2006 Annual Report”). At December 31, 2006, the aggregate number of option and stock appreciation right (“SAR”) awards outstanding for each non-management director was as follows: Ms. A.E. Berman, 6,000; Mr. J.L. Bower, 28,500; Mr. C.M. Diker, 20,100; Mr. P.J. Fribourg, 32,100; Mr. W.L. Harris, 15,000; Mr. P.A. Laskawy, 22,500; and Dr. G.R. Scott, 16,500.

Code of Ethics

We have a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code can be found on our website at www.loews.com and is available in print to any shareholder who requests a copy by writing to our Corporate Secretary. We intend to post any changes to or waivers of this Code for our principal executive officer, principal financial officer and principal accounting officer on our website.

AUDIT COMMITTEE REPORT

As discussed above under the heading “Committees of the Board - Audit Committee,” the primary role of the Board’s Audit Committee is to oversee the Company’s financial reporting process and manage its relationship with the independent auditors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2006 with the Company’s management and independent auditors. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the Audit Committee has discussed with the independent auditors their independence in relation to the Company and its management, including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors’ independence. For more information about services provided by the auditors, please read “Audit Fees and Services,” below.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors and on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission.

By the Audit Committee:

Walter L. Harris, Chairman     Paul J. Fribourg
Ann E. Berman                           Philip A. Laskawy
Charles M. Diker                      Gloria R. Scott

COMPENSATION DISCUSSION AND ANALYSIS

The objective of our executive compensation program is to attract and retain highly qualified executive officers and motivate them to provide a high level of performance for our shareholders. To meet this objective we have established a compensation policy for executive officers which combines elements of base salary and cash and stock based incentive compensation, as well as benefits. In selecting these elements of executive compensation, we have considered our historical compensation policies as they have evolved over the years, national surveys of executive compensation at comparable sized companies and the executive compensation programs of various peer and other companies engaged in businesses similar to ours and our principal subsidiaries, as well as applicable tax and accounting impacts of executive compensation.

The principal components of compensation for our Named Executive Officers are:

•	base salary;

•	cash-based incentive compensation awards;

•	grants of stock appreciation rights; and

•	retirement, medical and related benefits.

In establishing the aggregate amount of compensation for each Named Executive Officer, the primary factor is an evaluation of the individual’s performance in the context of our compensation policies. We also have reviewed and considered compensation levels and practices as shown in the surveys and other materials referred to above. Based on these factors, we determine an overall level of cash compensation -- a portion of which is to be paid as base salary and the balance of which would be incentive based -- and stock based awards, which are described in further detail below. Our general policy has been to consider and adjust the potential for cash incentive awards annually, based on the factors described above. Although we review base salary and stock based awards annually, the primary variable in our compensation program for Named Executive Officers has been the establishment of incentive compensation awards. In accordance with its charter, all elements of the compensation of our Named Executive Officers are reviewed with and subject to the approval of our Compensation Committee, which also administers and makes determinations and grants under our stock based and cash incentive compensation plans.

Base Salary.  As a result of performance reviews and other factors described above, and the impact of limits on the deductibility of compensation described below, the annual base salary of each of our Named Executive Officers has been effectively limited to approximately $1 million. This $1 million limit reflects principally the impact of provisions of the Internal Revenue Code which limit the amount of compensation we may deduct for federal income tax purposes to $1 million per Named Executive Officer per year, except to the extent that the compensation is considered to be “performance-based.” Our policy has been to maximize the deductibility of compensation to the extent practicable. Accordingly, we have designed our performance-based incentive compensation plan and stock based plan described below so that compensation under those plans will be deductible.

Merit Bonuses.  For 2006 our Chief Executive Officer recommended to our Compensation Committee, and our Compensation Committee approved, merit bonuses for two of our Named Executive Officers, Arthur Rebell, our Senior Vice President, and Peter Keegan, our Senior Vice President and Chief Financial Officer. These merit bonuses reflect the exemplary performance of these individuals in 2006. These bonuses are included in the Summary Compensation Table under the column headed “Bonus.” The amount of the bonuses was not determined by any formula or target, but rather by an evaluation of the performance of these individuals and the benefit to us and our shareholders. This level of performance was not anticipated in early 2006 when the Compensation Committee established awards under the Incentive Compensation Plan described below. Accordingly, we believe that the additional compensation is appropriate and reasonable despite the fact that it does not qualify as “performance-based” under the Internal Revenue Code.

Incentive Compensation Awards.  A significant portion of compensation of our Named Executive Officers comes from awards under our Incentive Compensation Plan for Executive Officers (“Incentive Compensation Plan”). This element of our compensation program makes a significant portion of the executive’s annual compensation dependent on the Company’s attainment of a pre-determined level of net income. It thereby helps align their interests with those of our shareholders.

Under this Plan, our Compensation Committee establishes an annual performance goal expressed as a percentage of our Performance Based Income. For 2006, this percentage was set by the Committee at 2% of Performance Based Income. Performance Based Income is a term defined in the Incentive Compensation Plan to mean our consolidated net income as adjusted by the Compensation Committee in its sole discretion to take into account specific factors that may impact our business generally which the Compensation Committee deems reasonable and appropriate to exclude or include. Among other things, the Committee may take into account realized and unrealized gains and losses, accounting changes, the potential impact of acquisitions and dispositions, charges relating to litigation, charges relating to reserve strengthening and adverse development associated with prior accident years at CNA, the impact of catastrophes and the impact of changes in legislation or regulation.

After establishing the performance goal for the year, the Compensation Committee then allocates a portion of that goal among all of the Named Executive Officers and other executive officers who are participating in the Plan and are eligible to receive incentive compensation awards. In addition to allocating a portion of the performance goal to the participating executives, the Compensation Committee establishes a cap, or maximum award, which limits the amount an individual may earn regardless of the level of Performance Based Income. This cap or maximum is established as an integral part of the determination of the executive's overall potential cash compensation, based on the factors described above. In addition, under the Plan the Compensation Committee retains the ability to reduce an award, a concept called negative discretion, when the Compensation Committee deems appropriate.

Performance Based Income and the allocation of awards are established prior to the end of the first quarter of the year and the decision as to whether to exercise negative discretion and authorize the payment of an award is generally made in the first quarter of the following year, after Performance Based Income for the prior year has been calculated. In determining whether or not to exercise negative discretion, the Compensation Committee has the ability to reassess the individual’s performance during the prior year.

For the 2006 performance period, the Compensation Committee determined that Performance Based Income would mean our consolidated net income, without taking into account the impact of several items. In making this determination the Committee concluded that the impact of these items would not be appropriate in measuring performance, but, by reserving to itself the ability to exercise negative discretion to reduce an award otherwise payable, the Committee in effect retains the ability to take these items, and any other factors it chooses, into account in awarding incentive compensation. The items identified for 2006 were:

•	the effect of accounting changes;
•
net losses attributed to (a) the impairment of U.S. government or agency obligations, which had been rated as investment grade by at least one recognized rating agency at the time of purchase, or (b) the impairment of goodwill;

•	charges relating to reserve strengthening and adverse dividend or premium development at CNA associated with accident years prior to 2000 related to claims within a limited number of claim categories;
•	catastrophe losses of CNA in excess of CNA’s budgeted amount, but not less than such budgeted amount;
•	charges relating to the disposition, by judgment or settlement, of smoking and health related litigation, excluding litigation related to filter cases; and
•	operating losses attributable to a commutation of any ceded finite reinsurance treaty by CNA.

As a result of these adjustments, Performance Based Income was approximately 1% greater than our net income.

Following determination of our consolidated net income and Performance Based Income for 2006, the Compensation Committee confirmed the Incentive Compensation Awards under the Plan and determined not to exercise negative discretion with respect to any of our Named Executive Officers. As a result of the level of our 2006 consolidated income, the award to each of our Named Executive Officers was limited to the cap established by the Compensation Committee. The awards under this Plan for each of the Named Executive Officers are included in the column entitled “Non-Equity Incentive Plan Compensation” on the Summary Compensation Table, below.

As more fully described under the heading “Approval of the Amended and Restated Loews Corporation Incentive Compensation Plan for Executive Officers,” we are recommending a modification to the Incentive Compensation Plan to permit the Compensation Committee in granting awards to establish a target amount and a maximum amount for each individual. This will allow the Committee greater flexibility in establishing awards and communicating those awards to a participant while maintaining the Committee’s flexibility in setting and granting awards. The amendment would not, however, diminish the Committee's ability to exercise negative discretion to reduce awards once Performance Based Income for the year has been established, should it choose to do so. The proposed amendment would also increase the potential maximum award grant to any individual award to $10 million, and modify certain provisions to help ensure that compensation under the Plan is not considered nonqualified deferred compensation under recently enacted limitations in the Internal Revenue Code.

Compensation under the Incentive Compensation Plan meets the requirements of the Internal Revenue Code for the deductibility for federal income tax purposes.

Stock Based Awards.  The third principal element of our compensation policy for Named Executive Officers is stock based awards under our Stock Option Plan. Unlike base salary, bonuses and incentive compensation awards, which are earned and paid based on the annual performance of the individual and the Company, awards under the Stock Option Plan generally vest over a period of four years and have a term of ten years. As a result, these awards recognize performance over a longer term, encourage executives to continue their employment with the Company, and directly link the value of the awards to appreciation in the price of our Common Stock. All of these elements further serve to align the executive’s interest with those of our shareholders.

Since the establishment of the Stock Option Plan in 2000, it has been our policy not to increase the number of options or rights awarded to our Named Executive Officers each year (other than to adjust for stock splits), and the total number of options and rights issued to all employees who participate in the Plan has increased only modestly during this period.

Our practice has been to consider the establishment and granting of stock based awards in January of each year. In 2004 we modified this practice, establishing an annual award in January but granting the award in four increments over the year, the first grant being made on the date of the Compensation Committee meeting in January at the time the award is established, and the following three grants being made on the last business day of March, June and September of the year. Each grant is made at an exercise or strike price equal to the average of the high and low sales prices of our Common Stock on the trading day immediately preceding the date of grant. Thus the Compensation Committee knows the exercise or strike price of grants made at its January meeting, but the exercise or strike price for the three subsequent grants is based on our Common Stock price at a future date. We believe that this practice is fair and reasonable to the individual executive and to the Company and its shareholders since it minimizes the impact that any particular event could have on the exercise or strike price of awards.

In 2006 the Stock Option Plan was amended to provide for the grant of SARs and since such time the Compensation Committee has awarded only SARs. This change was made to reduce the potential for dilution, as the maximum number of shares issuable upon the exercise of SARs is less than the number of shares issuable upon the exercise of an equivalent number of stock options. The value of the award to the executive is not impacted by this change.

Compensation under the Stock Option Plan meets the requirements of the Internal Revenue Code for the deductibility for federal income tax purposes.

Employment Agreements.  It has been our practice to maintain employment agreements with each member of the Office of the President: James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch. Consistent with our compensation policies and our goal of maximizing the deductibility of the compensation for federal income tax purposes, base salary under each employment agreement has been limited to $975,000 per annum for each individual. The agreements provide that each individual shall participate in our Incentive Compensation Plan; however, the amount of any award which may be granted remains subject to the discretion of the Compensation Committee. In February 2007, the employment agreement with each of the members of the Office of the President was extended for an additional term of one year, to expire March 31, 2008. Our employment agreements with the members of the Office of the President contain no provision for severance on termination, or payment upon a change in control, nor do such agreements require us to provide any perquisites. Information concerning automobile related perquisites provided to certain Named Executive Officers is provided in the Summary Compensation Table, below.

Employee Benefits.  Our Company’s Named Executive Officers also participate in benefit programs available to salaried employees generally, including our Employees Savings Plan under Section 401 (k) of the Internal Revenue Code, Retirement Plan and Benefit Equalization Plan. In addition, from time to time we have provided one or more Named Executive Officers with unfunded supplemental retirement benefits pursuant to the Supplemental Retirement Agreements which are described under the heading “Pension Plans” below. No supplemental retirement benefits were granted in 2006.

Share Ownership Guidelines.  Although we have not adopted any share ownership guidelines for our executive officers, we note that the members of the Office of the President own significant amounts of our Common Stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee:

Joseph L. Bower, Chairman
Charles M. Diker
Paul J. Fribourg

EXECUTIVE COMPENSATION

The following table shows information for the year ended December 31, 2006 regarding the compensation of our Chief Executive Officer, Chief Financial Officer and each of our other three most highly compensated executive officers as of December 31, 2006, who we refer to in this Proxy Statement as our “Named Executive Officers,” for services in all capacities to us and our subsidiaries.

Summary Compensation Table

Changes in
Pension Value
and
Nonqualified
					Non-Equity	Deferred
				Option/SAR	Incentive Plan	Compensation	All Other
Name and Position	Year	Salary	Bonus	Awards (1)	Compensation (2)	Earnings (3)	Compensation	Total

J.S. Tisch	2006	$1,275,000 (4)	$ 0	$910,421 (5)	$1,500,000	$1,245,014	$112,970	(6)(7)	$5,043,405
 President, Chief Executive Officer
 Office of the President

P.W. Keegan	2006	990,000	250,000	292,288	760,000	314,210	22,700	(8)	2,629,198
 Chief Financial Officer, Senior Vice President

A.H. Tisch	2006	975,000	0	389,664	1,500,000	963,660	109,943	(6)(9)	3,938,267
 Co-Chairman of the Board,
 Chairman of the Executive Committee,
 Office of the President

J.M. Tisch	2006	975,000	0	389,664	1,500,000	1,003,545	57,522	(6)(10)	3,925,731
 Co-Chairman of the Board,
 Chairman and Chief Executive Officer of Loews
 Hotels, Office of the President

A.L. Rebell	2006	975,000	500,000	366,811 (11)	1,525,000	547,699	37,958	(12)	3,952,468
 Senior Vice President

(1) These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended on December 31, 2006, in accordance with FAS 123(R), of awards pursuant to our Stock Option Plan through December 31, 2006 (but disregarding estimates of forfeitures for service-based vesting). Assumptions used in the calculation of these amounts are included in Footnote 17 to our audited financial statements for the fiscal year ended December 31, 2006 included in our 2006 Annual Report.

(2) These amounts represent awards under our Incentive Compensation Plan.

(3) These amounts represent the actuarial increase in the present value of each Named Executive Officer’s retirement benefits under our retirement plans and supplemental retirement agreements as of December 31, 2006 over the value of those benefits as of December 31, 2005, all as determined using the same interest rate and other assumptions as those used in our financial statements.

(4) Includes compensation for services as chief executive officer of Diamond Offshore of $300,000.

(5) Includes $520,757, representing the dollar amount recognized for financial statement reporting purposes by Diamond Offshore for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of awards pursuant to Diamond Offshore’s stock option plan granted as compensation for service as chief executive officer of Diamond Offshore through December 31, 2006 (but disregarding estimates of forfeitures for service-based vesting). This information has been provided by Diamond Offshore.

(6) Includes the portion of the expense of a car and driver we provide to each member of our Office of the President attributable to personal use, as follows: (a) $30,817 for Mr. J.S. Tisch; (b) $35,819 for Mr. A.H. Tisch; and (c) $33,238 for Mr. J.M. Tisch. These amounts represent 30% of our annual costs associated with the car and driver provided for each of Messrs. J.S. Tisch and A.H Tisch, and 25% of our annual costs associated with the car and driver provided for Mr. J.M. Tisch. These percentages were determined based upon a review of our internal records and information provided by our employees directly responsible for providing the benefits to which these costs relate.

(7) Includes (a) $8,800, representing our contributions under our Employees Savings Plan; (b) $1,782, representing allocations under our Benefit Equalization Plan; (c) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies; (d) $42,637, representing director’s fees paid by CNA; and (e) $15,184, representing retirement plan contributions and premiums on life and disability insurance policies paid by Diamond Offshore.

(8) Includes (a) $8,800, representing our contribution under our Employees Savings Plan; and (b) $13,900, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies.

(9) Includes (a) $15,160, representing our cost of a car provided for personal use; (b) $8,800, representing our contribution under our Employees Savings Plan; (c) $2,312, representing allocations under our Benefit Equalization Plan; (d) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies; and (e) $34,102, representing director’s fees paid by CNA.

(10) Includes (a) $8,800, representing our contribution under our Employees Savings Plan, (b) $1,734, representing allocations under our Benefit Equalization Plan; and (c) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies.

(11) Includes $74,523, representing the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of awards pursuant to Diamond Offshore’s stock option plan granted as compensation for service as a director of Diamond Offshore (but disregarding estimates of forfeitures for service-based vesting). This information has been provided by Diamond Offshore.

(12) Includes (a) $15,408, representing our cost of a car provided for personal use; (b) $8,800, representing our contribution under our Employees Savings Plan; and (c) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies.

Narrative Discussion of Summary Compensation Table

For more information about our employment agreements with each of Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch and about the components of compensation reported in the Summary Compensation Table, please read the “Compensation Discussion and Analysis,” above.

Compensation Plans

The following table shows information regarding awards granted to each of our Named Executive Officers under our Stock Option Plan and Incentive Compensation Plan during the year ended December 31, 2006.

Grants of Plan-Based Awards
(Loews)

				All Other
				Option/SAR
			Estimated Future	Awards;			Grant Date
			Payouts Under	Number of	Exercise or	Closing	Fair Value
			Non-Equity	Securities	Base Price	Market Price	of Stock and
	Grant	Action	Incentive Plan	Underlying	of Option/SAR	on Date	Option/SAR
Name	Date	Date	Awards (1)	Options/SARs (2)	Awards (3)	of Grant	Awards

			Maximum

J.S. Tisch	01/31/06			15,000	$33.14	$32.90	$139,391
	02/28/06		$1,500,000
	03/31/06	01/31/06		15,000	34.18	33.73	130,756
	06/30/06	01/31/06		15,000	34.89	35.45	169,881
	09/30/06	01/31/06		15,000	38.31	37.90	160,152

P.W. Keegan	01/31/06			11,250	33.14	32.90	104,543
	02/28/06		760,000
	03/31/06	01/31/06		11,250	34.18	33.73	98,067
	06/30/06	01/31/06		11,250	34.89	35.45	127,411
	09/30/06	01/31/06		11,250	38.31	37.90	120,114

A.H. Tisch	01/31/06			15,000	33.14	32.90	139,391
	02/28/06		1,500,000
	03/31/06	01/31/06		15,000	34.18	33.73	130,756
	06/30/06	01/31/06		15,000	34.89	35.45	169,881
	09/30/06	01/31/06		15,000	38.31	37.90	160,152

J.M. Tisch	01/31/06			15,000	33.14	32.90	139,391
	02/28/06		1,500,000
	03/31/06	01/31/06		15,000	34.18	33.73	130,756
	06/30/06	01/31/06		15,000	34.89	35.45	169,881
	09/30/06	01/31/06		15,000	38.31	37.90	160,152

A.L. Rebell	01/31/06			11,250	33.14	32.90	104,543
	02/28/06		1,525,000
	03/31/06	01/31/06		11,250	34.18	33.73	98,067
	06/30/06	01/31/06		11,250	34.89	35.45	127,411
	09/30/06	01/31/06		11,250	38.31	37.90	120,114

(1) These amounts represent awards granted under our Incentive Compensation Plan. They were authorized for payment by our Compensation Committee in February 2007 and included in the “Summary Compensation Table” above under the heading “Non-Equity Incentive Plan Compensation.” Awards under our Incentive Compensation Plan are not subject to thresholds or target levels, but instead consist of an amount equal to a proportion of that percentage of our Performance Based Income established by our Compensation Committee as our annual performance goal, subject to the maximum amounts set forth on the table above. Please read our “Compensation Discussion and Analysis” above, under the heading “Incentive Compensation Awards,” for more information concerning awards under our Incentive Compensation Plan.

(2) These amounts represent awards of SARs granted under our Stock Option Plan. In accordance with its practice, in 2006 our Compensation Committee established an annual award in January authorizing the grant of SARs in four increments over the year. These SARs vest with respect to 25% of the total number of securities underlying each annual award on an annual basis commencing on the anniversary of the date our Compensation Committee took action to authorize the awards. Please read our “Compensation Discussion and Analysis” above, under the heading “Stock Based Awards,” for more information concerning awards under our Stock Option Plan.

(3) The exercise prices per share shown were calculated in accordance with our Stock Option Plan by averaging the high and low sales prices of our Common Stock as traded on The New York Stock Exchange on the business day immediately preceding the grant date.

The following table shows information provided by Diamond Offshore regarding grants to each of Messrs. J.S. Tisch and A.L. Rebell under Diamond Offshore’s stock option plan during the year ended December 31, 2006.

Grants of Plan-Based Awards
(Diamond Offshore)

All Other
			Option/SAR			Grant
			Awards;			Date Fair
			Number of	Exercise or	Closing	Value of
			Securities	Base Price of	Market Price	Stock and
			Underlying	Option/SAR	on Date of	Option/SAR
Name	Grant Date	Action Date	Options/SARs (1)	Awards (2)	Grant	Awards

J.S. Tisch	04/27/06	04/24/06	7,500	$92.67	$90.30	$334,575
	07/03/06	04/24/06	7,500	83.44	85.44	304,575
	10/02/06	04/24/06	7,500	71.87	68.51	251,250
	12/31/06	04/24/06	7,500	79.77	79.94	285,540

A.L. Rebell	01/03/06	04/19/05	500	69.38	72.83	16,135
	04/03/06	04/19/05	500	89.39	89.72	21,330
	07/03/06	04/24/06	500	83.44	85.44	20,305
	10/02/06	04/24/06	500	71.87	68.51	16,750

(1) These amounts represent awards of SARs and stock options granted, respectively, to Messrs. J.S. Tisch and A.L. Rebell, by Diamond Offshore under its stock option plan. In accordance with its practice, in 2006 the incentive compensation committee of Diamond Offshore’s board of directors established an annual award in April authorizing the award of SARs to its executive officers, including Mr. J.S. Tisch, in four increments over the year. These SARs vest with respect to 25% of the total number of securities underlying each grant on an annual basis commencing on the anniversary of the first grant date of the year. In addition, in each of 2005 and 2006, the board of directors of Diamond Offshore, in accordance with its practice, established an annual award in April authorizing the award of stock options to its non-employee directors, including Mr. A.L. Rebell, in four increments over the following twelve month period. These options vested immediately upon their grant.

(2) The exercise prices per share were calculated in accordance with Diamond Offshore’s stock option plan by averaging the high and low sales prices of Diamond Offshore’s common stock as traded on The New York Stock Exchange on the business day immediately preceding the grant date.

  The following table shows information regarding awards granted to each of our Named Executive Officers under our Stock Option Plan outstanding as of December 31, 2006. All awards with expiration dates prior to January 2016 represent stock options, and all awards with expiration dates during or after January 2016 represent SARs.

Outstanding Equity Awards at Fiscal Year-End
(Loews Common Stock)

Option/SAR Awards (1)

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

J.S. Tisch	60,000	0	$10.05	01/18/10
	60,000	0	15.57	01/24/11
	60,000	0	19.71	01/30/12
	45,000	15,000	15.61	01/21/13
	7,500	7,500	17.36	01/16/14
	7,500	7,500	19.61	01/16/14
	7,500	7,500	20.06	01/16/14
	7,500	7,500	19.43	01/16/14
	3,750	11,250	23.68	01/20/15
	3,750	11,250	24.32	01/20/15
	3,750	11,250	25.91	01/20/15
	3,750	11,250	30.54	01/20/15
	0	15,000	33.14	01/31/16
	0	15,000	34.18	01/31/16
	0	15,000	34.89	01/31/16
	0	15,000	38.31	01/31/16

P.W. Keegan	45,000	0	19.71	01/30/12
	33,750	11,250	15.61	01/21/13
	5,625	5,625	17.36	01/16/14
	5,625	5,625	19.61	01/16/14
	5,625	5,625	20.06	01/16/14
	5,625	5,625	19.43	01/16/14
	2,812	8,438	23.68	01/20/15
	2,812	8,438	24.32	01/20/15
	2,812	8,438	25.91	01/20/15
	2,812	8,438	30.54	01/20/15
	0	11,250	33.14	01/31/16
	0	11,250	34.18	01/31/16
	0	11,250	34.89	01/31/16
	0	11,250	38.31	01/31/16

A.H. Tisch	60,000	0	10.05	01/18/10
	60,000	0	15.57	01/24/11
	60,000	0	19.71	01/30/12
	45,000	15,000	15.61	01/21/13
	7,500	7,500	17.36	01/16/14
	7,500	7,500	19.61	01/16/14
	7,500	7,500	20.06	01/16/14
	7,500	7,500	19.43	01/16/14
	3,750	11,250	23.68	01/20/15
	3,750	11,250	24.32	01/20/15
	3,750	11,250	25.91	01/20/15
	3,750	11,250	30.54	01/20/15
	0	15,000	33.14	01/31/16
	0	15,000	34.18	01/31/16
	0	15,000	34.89	01/31/16
	0	15,000	38.31	01/31/16

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

J.M. Tisch	60,000	0	$10.05	01/18/10
	60,000	0	15.57	01/24/11
	60,000	0	19.71	01/30/12
	45,000	15,000	15.61	01/21/13
	7,500	7,500	17.36	01/16/14
	7,500	7,500	19.61	01/16/14
	7,500	7,500	20.06	01/16/14
	7,500	7,500	19.43	01/16/14
	3,750	11,250	23.68	01/20/15
	3,750	11,250	24.32	01/20/15
	3,750	11,250	25.91	01/20/15
	3,750	11,250	30.54	01/20/15
	0	15,000	33.14	01/31/16
	0	15,000	34.18	01/31/16
	0	15,000	34.89	01/31/16
	0	15,000	38.31	01/31/16

A.L. Rebell	33,750	11,250	15.61	01/21/13
	5,625	5,625	17.36	01/16/14
	5,625	5,625	19.61	01/16/14
	5,625	5,625	20.06	01/16/14
	5,625	5,625	19.43	01/16/14
	2,812	8,438	23.68	01/20/15
	2,812	8,438	24.32	01/20/15
	2,812	8,438	25.91	01/20/15
	2,812	8,438	30.54	01/20/15
	0	11,250	33.14	01/31/16
	0	11,250	34.18	01/31/16
	0	11,250	34.89	01/31/16
	0	11,250	38.31	01/31/16

(1) Each stock option and SAR reported above vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and has or will commence vesting nine years prior to the expiration date reported for such stock option or SAR above.

  The following table shows information provided by Diamond Offshore regarding awards granted to each of Messrs. J.S. Tisch and A.L. Rebell under Diamond Offshore’s stock option plan outstanding as of December 31, 2006. All awards to Mr. J.S. Tisch with expiration dates prior to April 2016 represent stock options, and all awards with expiration dates during or after April 2016 represent SARs. All awards to Mr. A.L. Rebell represent stock options.

Outstanding Equity Awards at Fiscal Year-End
(Diamond Offshore Common Stock)

Option/SAR Awards (1)

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

J.S. Tisch	20,000	0	$43.03	05/16/10
	6,250	0	38.49	04/12/11
	6,250	0	33.51	07/02/11
	6,250	0	24.60	10/01/11
	6,250	0	30.53	01/02/12
	7,500	0	29.33	04/15/12
	7,500	0	29.20	07/01/12
	7,500	0	19.88	10/01/12
	7,500	0	21.93	12/31/12
	1,875	5,625	19.78	04/22/13
	1,875	5,625	21.23	07/01/13
	1,875	5,625	19.08	10/01/13
	1,875	5,625	20.77	12/31/13
	3,750	3,750	22.49	05/18/14
	3,750	3,750	23.65	07/01/14
	3,750	3,750	32.78	10/01/14
	3,750	3,750	39.98	12/31/14
	5,625	1,875	45.77	04/19/15
	5,625	1,875	53.60	07/01/15
	5,625	1,875	61.90	10/03/15
	5,625	1,875	69.38	12/31/15
	0	7,500	92.67	04/27/16
	0	7,500	83.44	07/03/16
	0	7,500	71.87	10/02/16
	0	7,500	79.77	12/31/16

A.L. Rebell	500	0	$21.68	01/02/08
	500	0	19.60	04/01/08
	500	0	21.23	07/01/08
	500	0	19.08	10/01/08
	500	0	20.56	01/02/09
	500	0	24.31	04/01/09
	500	0	23.65	07/01/14
	500	0	32.78	10/01/14
	500	0	40.12	01/03/15
	500	0	49.68	04/01/15
	500	0	53.60	07/01/15
	500	0	61.90	10/03/15
	500	0	69.38	01/03/16
	500	0	89.39	04/03/16
	500	0	83.44	07/03/16
	500	0	71.87	10/02/16

(1) Each stock option and SAR granted to Mr. J.S. Tisch and reported above vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and has or will commence vesting nine years prior to the first expiration date reported for stock options or SARs in each calendar year above. Each stock option granted to Mr. A.L. Rebell and reported above vested and became fully exercisable on its grant date, which was five years prior to the expiration date reported above for each stock option expiring prior to 2014, and ten years prior to the expiration date reported above for each stock option expiring during or after 2014.

The following table shows information regarding the exercise of awards granted under our Stock Option Plan by those of our Named Executive Officers who exercised awards during the year ended December 31, 2006.

Option Exercises and Stock Vested
(Loews Common Stock)

Option Awards

	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise

P.W. Keegan	45,000	$1,100,390
A.L. Rebell	45,000	920,124

      Based upon information provided by Diamond Offshore, neither Mr. J.S. Tisch nor Mr. A.L. Rebell exercised awards granted under Diamond Offshore’s stock option plan during the year ended December 31, 2006.

Pension Plans

  We provide a funded, tax qualified, non-contributory retirement plan for salaried employees, including executive officers (our “Retirement Plan”). Tax qualified retirement plans, such as our Retirement Plan, are subject to limitations under the Internal Revenue Code on the benefits they may provide. Accordingly, we also provide an unfunded, non-qualified, non-contributory Benefit Equalization Plan (our “Benefit Equalization Plan”) which provides for the accrual and payment of benefits which are not available under our Retirement Plan as a result of these limitations.

Our Retirement Plan is structured as a cash balance plan. A cash balance plan is a form of defined benefit pension plan in which the value of each participant’s benefit is expressed as a nominal cash balance account established in the name of the participant. Under the cash balance plan we increase each participant’s account annually by a “pay-based credit” based on a specified percentage of annual earnings (based on the participant’s age or years of service) and an “interest credit” based on a specified interest rate, which we set annually for all participants. At retirement or termination of employment, a vested participant is entitled to receive the cash balance account in a lump sum or to convert the account into a monthly annuity. Compensation covered under our Retirement Plan consists of salary paid by us and our subsidiaries included under the heading “Salary” in the Summary Compensation Table above, plus the value of benefits awarded under our flexible benefits plan and included under the heading “All Other Compensation” in the Summary Compensation Table above. In addition, awards under our Incentive Compensation Plan are deemed compensation for purposes of our Benefit Equalization Plan. Pension benefits are not subject to reduction for Social Security benefits or other amounts.

      Participants in our Retirement Plan who met certain age and years of service requirements at January 1, 1998 (the year that our Retirement Plan was converted into a cash balance plan) are entitled to a minimum retirement benefit (“Minimum Benefit”) equal to the benefit they would have earned under our Retirement Plan before its conversion to a cash balance plan. This Minimum Benefit is based upon the highest average annual salary during any period of five consecutive years of the ten years immediately preceding retirement, and years of credited service with us. The information set forth in the “Pension Benefits” table below with respect to Messrs. A.H. Tisch, J.S. Tisch and J.M. Tisch reflects this Minimum Benefit.

      We also maintain a supplemental retirement account for each Named Executive Officer pursuant to supplemental retirement agreements with each such individual (“Supplemental Benefit”). We credit each such account annually with the interest credit established under our Retirement Plan, and the accounts of Messrs. J.S. Tisch, A.H. Tisch, J.M. Tisch and A.L. Rebell with the pay-based credit established under our Retirement Plan. Upon retirement, each Named Executive Officer will receive the value of his account in the form of an annuity or, subject to certain conditions, in a single lump sum payment.

The following table shows information regarding pension benefits accrued for and paid to each of our Named Executive Officers as of December 31, 2006.

Pension Benefits

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit (1)	Last Fiscal Year

J.S. Tisch	Retirement Plan	29	$ 973,664	$0
	Benefit Equalization Plan	29	5,869,032	0
	Supplemental Benefit		821,866	0

P.W. Keegan	Retirement Plan	9	230,895	0
	Benefit Equalization Plan	9	865,777	0
	Supplemental Benefit		1,621,909	0

A.H. Tisch	Retirement Plan	33	1,174,642	0
	Benefit Equalization Plan	33	7,080,479	0
	Supplemental Benefit		868,188	0

J.M. Tisch	Retirement Plan	27	771,153	0
	Benefit Equalization Plan	27	4,648,338	0
	Supplemental Benefit		811,173	0

A.L. Rebell	Retirement Plan	8	231,608	0
	Benefit Equalization Plan	8	1,343,631	0
	Supplemental Benefit		4,553,778	0

(1) Assuming (a) a normal retirement age of 65, (b) a discount rate of 5.75% and (c) interest credits of 4.60% for 2007 and 4.25% for later years. Other interest rate and mortality rate assumptions used are consistent with those used in our financial statements.

TRANSACTIONS WITH RELATED PERSONS

      It is our policy that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee, without the participation of any member who may be involved in the transaction. All such transactions are submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee will consider, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us.

      TFMG LLC, an entity affiliated with Messrs. A.H. Tisch, J.S. Tisch and J.M. Tisch, who are the members of our Office of the President, and certain related persons, occupies space and utilizes certain services and facilities of ours, the cost of which is reimbursed to us. In addition, from time to time the Messrs. Tisch and members of their immediate families have chartered our aircraft for personal travel. For the use of our owned aircraft, the charterer pays us at the same rate we charge unaffiliated third parties to charter our aircraft, which rate equals or exceeds our out-of-pocket operating costs. For the use of an aircraft in which we hold a fractional interest, the charterer pays us at a rate equal to our incremental cost. The total amount reimbursed to us in 2006 in connection with the foregoing was approximately $1,490,000.

Mrs. Joan Tisch, mother of Jonathan M. Tisch, occupies an apartment at the Loews Regency Hotel pursuant to a lease that was approved by our Audit Committee and entered into in 2001. The lease became effective upon the death of her late husband, Preston R. Tisch, our former Co-Chairman of the Board, in late 2005. The rent is set forth in the lease and adjusts upward in each year, beginning in 2007, by an amount equal to the increase in the consumer price index during the prior year. Mrs. Tisch separately pays rent for another room at the hotel in an amount that was determined based on an analysis of market rates for comparable extended stay rentals at the hotel. Mrs. Tisch paid the hotel an aggregate of approximately $710,500 for these rentals in 2006.

In 2006, Mrs. Joan Tisch sold 21 million shares of our Common Stock in a public offering under our shelf registration statement. Mrs. Tisch reimbursed us approximately $191,000 for all of our out-of-pocket costs associated with this transaction.

  Walter L. Harris, a director of the Company and Chairman of the Company’s Audit Committee, is an executive officer and majority shareholder of Tanenbaum-Harber Co., Inc. and certain affiliated insurance brokerage companies (collectively, “T-H”). T-H places insurance business, including property, casualty and professional liability coverages, with insurance company subsidiaries of CNA. T-H earns commissions for the business it writes for CNA in accordance with commission schedules that are standard to CNA brokerage contracts of this type. Total commissions earned by T-H in 2006 were approximately $775,000. In addition, CNA provides certain insurance coverages and surety bonds to T-H. The 2006 premiums for these items were approximately $39,000.

RATIFICATION OF THE APPOINTMENT
OF OUR INDEPENDENT AUDITORS
(Proposal No. 2)

  Our Audit Committee has selected Deloitte & Touche LLP to serve as our independent auditors for 2007. Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by our shareholders at the Annual Meeting. Even if this selection is ratified by our shareholders at the Annual Meeting, our Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the selection of Deloitte & Touche LLP, our Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

Audit Fees and Services

  The following table shows fees billed by Deloitte & Touche LLP and its affiliates for professional services rendered to us and our subsidiaries in 2006 and 2005, by category as described in the notes to the table.

	2006	2005
	(in thousands)

Audit Fees (1)	$17,395	$18,830
Audit Related Fees (2)	2,274	1,781
Tax Fees (3)	134	407
All Other Fees (4)	0	270

Total	$19,803	$21,288

(1) Includes the aggregate fees and expenses for the audit of our annual financial statements and internal control over financial reporting, and the reviews of our quarterly financial statements.

(2) Includes the aggregate fees and expenses for services that were reasonably related to the performance of the audit or reviews of our financial statements and not included under “Audit Fees” above, including, principally, consents and comfort letters, accounting consultations, the audit of employee benefit plans and, for 2006, due diligence related to potential mergers and acquisitions. Fees for due diligence services incurred during 2005 are included under “All Other Fees.”

(3) Includes the aggregate fees and expenses for tax compliance and tax planning services.

(4) Includes the aggregate fees and expenses for products and services provided, other than the services described above, related to human capital advisory services and other consulting services.

Auditor Engagement Pre-Approval Policy

In order to assure the continued independence of our independent auditors, currently Deloitte & Touche LLP, our Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services performed by our independent auditors. Under this policy, our Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte & Touche LLP, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte & Touche LLP must be specifically pre-approved by our Audit Committee, or a designated committee member to whom this authority has been delegated. Our Audit Committee, or a designated member, pre-approves all engagements by us and our subsidiaries, other than CNA, Diamond Offshore and Boardwalk Pipeline, for services of Deloitte & Touche LLP, including the terms and fees thereof, and our Audit Committee has concluded that all such engagements have been compatible with the continued independence of Deloitte & Touche LLP in serving as our independent auditors. Engagements of Deloitte & Touche LLP by CNA, Diamond Offshore and Boardwalk Pipeline are reviewed and approved by the independent audit committees of those subsidiaries pursuant to pre-approval policies adopted by those committees.

The Board of Directors recommends a vote FOR Proposal No. 2.

APPROVAL OF THE AMENDED AND RESTATED
LOEWS CORPORATION INCENTIVE COMPENSATION PLAN FOR
EXECUTIVE OFFICERS
(Proposal No. 3)

As previously noted, it is the policy of our Compensation Committee that where the Company’s compensation policy can be implemented in a manner which maximizes deductibility of compensation for federal income tax purposes, we should seek to do so. Accordingly, in 1996 we adopted, and our shareholders approved, the Company’s Incentive Compensation Plan.

  The Incentive Compensation Plan is designed to qualify the amounts paid under its terms to our Named Executive Officers as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code and regulations thereunder. This qualification will allow amounts awarded under the Incentive Compensation Plan to be deductible by the Company for federal income tax purposes, even if, when combined with other compensation, the award causes the compensation of any of our Named Executive Officers to exceed $1 million.

  The Committee has approved and recommended to our Board of Directors, and our Board of Directors has approved, amendments to the Incentive Compensation Plan and directed that the Incentive Compensation Plan, as so amended and restated, be submitted to our shareholders for approval. The amendments would impact the Incentive Compensation Plan in three respects. The first change would be to expressly grant to the Compensation Committee the authority when establishing incentive compensation awards to set a target amount in addition to a cap or maximum for each individual. The second change would increase to $10 million the current cap or maximum amount for awards to any individual. That amount was established at $3 million in 1996 when the Plan was first adopted and has been unchanged since. The third change would amend the Plan to help ensure that compensation under the Plan is not considered nonqualified deferred compensation under recently enacted limitations in the Internal Revenue Code.

  The purpose of these amendments is to enhance the ability of the Compensation Committee to establish awards which incentivize a high level of performance while preserving for the Company the deductibility of all compensation for federal income tax purposes. Among other things, the establishment of a target award and a maximum award for an individual would provide the Compensation Committee with greater flexibility in establishing awards and communicating those awards to the executive while, at the same time, providing to the Compensation Committee additional flexibility to adjust awards based upon the executive’s performance during the year, in a manner which maintains the characterization of the award as “performance-based” and, therefore, deductible by the Company for federal income tax purposes. The amendments would not diminish the Compensation Committee’s ability to exercise its discretion in establishing awards or to exercise so-called “negative discretion” to reduce an award based on such factors as the Compensation Committee deems appropriate.

The material features of the amended Incentive Compensation Plan are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the amended Incentive Compensation Plan which is attached as Exhibit A to this Proxy Statement. If our shareholders do not approve the amended Incentive Compensation Plan, it will not be effective and the Incentive Compensation Plan will continue to be in effect without amendment.

Summary of the Incentive Compensation Plan, as Amended

Eligibility.  All executive officers of the Company (currently eight persons) are eligible to participate in the Incentive Compensation Plan. The Compensation Committee has the sole authority to designate which executive officers are to participate in the Incentive Compensation Plan.

Designation of Awards.  Within the first 90 days of each calendar year (the “Designation Period”), the Committee may designate one or more executive officers of the Company (each, a “Participant”) to participate in the Incentive Compensation Plan for specified calendar years (each, a “Performance Period”). The Committee may designate awards for up to three future Performance Periods (a “Multiple Award Period”).

Prior to the end of the Designation Period for a Performance Period, the Committee will designate a percentage of our Performance Based Income for that Performance Period and will allocate to each Participant a percentage of the Performance Based Income for that Performance Period on which the Participant’s award will be based. When establishing a Participant allocation of Performance Based Income, the Committee is also required to set a cap, or maximum amount, on the amount which may be payable to each Participant for any performance period even if the actual amount of Performance Based Income would result in a higher amount. In addition, the Committee may set a lesser target amount for a Participant.

Performance Based Income is the consolidated net income of the Company for the applicable Performance Period as adjusted by the Committee, in its sole discretion, to take into account specified objective factors that may impact our business or the business of any of our subsidiaries as the Committee, in the exercise of its judgment, deems reasonable and appropriate to exclude or include. Among other things, the Committee may take into account realized and unrealized gains and losses, the impact of accounting changes, the impact of acquisitions and dispositions of a business or asset, charges relating to the disposition by judgment or settlement of material litigation, charges relating to reserve strengthening and adverse dividend or premium development associated with prior accident years, the impact of catastrophe and other extraordinary items and events, and the impact of changes in legislation or regulation.

In the event of a Multiple Award Period, prior to the end of the first Designation Period for all included Performance Periods the Committee will allocate on behalf of each Participant a percentage of Performance Based Income for each Performance Period within the Multiple Award Period, or, in the alternative, an aggregate formula for the later Performance Periods within the Multiple Award Period based on the total of assigned percentages of Performance Based Income for the then current and the prior Performance Periods included in the Multiple Award Period. The Committee may make an award for a Performance Period to a Participant who has received an award for a Multiple Award Period which includes that Performance Period, provided that this is done prior to the end of the Designation Period for that Performance Period.

Maximum Award.  As amended, the maximum amount payable under the Incentive Compensation Plan to any Participant is $10 million for each year in the Performance Period.

Reduction of Awards.  At the time that an award is allocated to a Participant, the Committee may, in its discretion, determine to reserve the authority to reduce the amount payable to a Participant below the percentage of Performance Based Income allocated to such Participant. This so-called “negative discretion” may be applied by the Committee, in its discretion, at the time Performance Based Income for the applicable Performance Period has been determined.

  Deferral of Payments.  Subject to the applicable provisions of the Internal Revenue Code, including the limitations on nonqualified deferred compensation under Section 409A of the Internal Revenue Code, the Committee may, in its discretion, permit Participants to elect to defer payment of all or part of any award, together with interest accrued from the originally scheduled payment date.

Termination of Employment.  If any Participant ceases to be employed by us or our subsidiaries prior to the end of a Performance Period (other than due to retirement, death or disability), that Participant will not be eligible to receive a bonus award for that Performance Period unless the Committee determines that payment of the award is in our best interest. Participants who cease to be employed by us or our subsidiaries prior to the end of a Performance Period due to retirement, death or disability will receive an award prorated to the date of cessation of employment.

Amendments and Termination.  The Committee may amend the Incentive Compensation Plan at any time, provided that changes may be made only if they are consistent with the provisions of the Internal Revenue Code and do not adversely affect our ability to deduct the compensation which may be paid pursuant to the Incentive Compensation Plan for federal income tax purposes. The Committee may also amend the Incentive Compensation Plan as it deems necessary or appropriate to comply with any applicable provisions of the Internal Revenue Code. No amendment that requires shareholder approval under the Internal Revenue Code may be made without that approval. Our Board of Directors may terminate the Incentive Compensation Plan at any time.

New Plan Benefits

  Because awards under the Incentive Compensation Plan are based upon Performance Based Income, the amount of any awards that may be payable to Participants for 2007 cannot currently be determined. However, as noted above, there is a maximum award for any Participant in any Performance Period. The following table sets forth certain information as to awards granted in 2006 under the Incentive Compensation Plan to each of the Named Executive Officers, all of our executive officers as a group, all of our non-executive directors as a group and all of our non-executive officer employees as a group. All awards under the Incentive Compensation Plan have been and will be made in consideration of services rendered or to be rendered to us or any of our subsidiaries by recipients.

Name and Position	Dollar Value	Number of Units

J. S. Tisch
Chief Executive Officer, Office of the President, Director	$1,500,000	0

A.H. Tisch
Co-Chairman of the Board, Chairman of the Executive
Committee, Office of the President	1,500,000	0

J. M. Tisch
Co-Chairman of the Board, President and Chief
Executive Officer of Loews Hotels, Office of the
President	1,500,000	0

A.L. Rebell
Senior Vice President	1,525,000	0

P.W. Keegan
Senior Vice President, Chief Financial Officer	760,000	0

Executive Group	8,495,000	0

Non-Executive Director Group	0	0

Non-Executive Officer Employee Group	0	0

The Board of Directors recommends a vote FOR Proposal No. 3.

SHAREHOLDER PROPOSALS

  We have been advised that the two shareholder proposals described below will be presented at the Annual Meeting. For the reasons set forth below, our Board of Directors recommends a vote against each proposal.

SHAREHOLDER PROPOSAL RELATING TO
CUMULATIVE VOTING
(Proposal No. 4)

  Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 732 shares of our Common Stock, has notified us in writing that she intends to present the following resolution at the Annual Meeting for action by our shareholders:

  “RESOLVED: That the stockholders of Loews, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

“REASONS: Many states have mandatory cumulative voting, so do National Banks.

“In addition, many corporations have adopted cumulative voting.

“Last year the owners of 126,914,454 shares representing approximately 23% of shares voting, voted FOR this proposal.

“If you AGREE, please mark your proxy FOR this resolution.”

Our Board of Directors recommends a vote AGAINST Proposal No. 4.

Our Board of Directors believes that the present system of voting for directors provides the best assurance that the decisions of our Board will be in the interests of all shareholders, rather than those of any particular group. Cumulative voting could make it possible for a special interest group, which may not represent the interests of all shareholders, to elect one or more directors beholden only to that special interest group. The aims of such special interest group may be adverse to us and our shareholders as a whole and therefore could impede our Board’s power to act on our behalf and on behalf of all of our shareholders. Furthermore, our Board believes that cumulative voting may interfere with the continuing efforts of our Nominating and Governance Committee to develop and maintain a diverse Board of Directors comprised of individuals with the wide range of knowledge, experience and expertise necessary to best serve us. Accordingly, our Board of Directors recommends a vote against this proposal.

SHAREHOLDER PROPOSAL RELATING TO
THE PRODUCTION, PROMOTION AND MARKETING
OF TOBACCO PRODUCTS
(Proposal No. 5)

  The Congregation of the Sisters of St. Agnes, 320 County Road K, Fond du Lac, Wisconsin 54935, owner of 90 shares of our Common Stock, the Sinsinawa Dominicans, Inc., 7200 W. Division, River Forest, Illinois 60305, owner of 240 shares of our Common Stock and Catholic Health Initiatives, 1999 Broadway, Suite 2600, Denver, Colorado 80202, owner of 300 shares of our Common Stock, have notified us in writing that they intend to present the resolution set forth below at the Annual Meeting for action by our shareholders:

“WHEREAS, in 1973 representatives of the tobacco industry, including Lorillard, agreed with the following statement: ‘We all know that once a consumer product has been proven by the medical profession to be harmful to the human body, the product will be banned from sales and whatever has been sold will be withdrawn from the trade.’ Furthermore they agreed that, if cigarettes would be ‘undeniably proven to be harmful and conductive to lung cancer, there will definitely be a ban on cigarette sales worldwide.’

“In recent years, a key argument in anti-tobacco litigation by the tobacco industry has been the attestation that they changed their ways and have become socially responsible companies. Indeed, Jonathan M. Tisch, Co-Chairman of Loews, has been called a ‘champion’ of corporate responsibility. However, as late as August, 2006 a major finding of the federal judge overseeing the U. S. Government’s lawsuit against Loews/Lorillard and its earlier counterparts, as well as others in the tobacco industry ruled cigarette companies have continually violated racketeering laws by deceiving the public about tobacco dangers. Among other charges it stated:

“1. They have falsely denied, distorted and minimized the significant adverse health consequences of smoking for decades.

“2. Their internal documents and research have revealed their continued recognition that smoking causes serious adverse health effects, along with their fear of the impact such knowledge might have upon litigation.

“3. Despite their internal knowledge of the above, the defendants have continued, from 1964 onward, to falsely deny and distort the serious health effects of smoking.

“4. As of 2005, the defendants still haven’t admitted the serious health effects of smoking which they recognized internally decades ago.

“Despite the Judge demanding corrective statements, including recognition of the adverse effects of secondhand smoke, our Company’s website did not admit its negative impacts as late as July, 2006.

“A World Health Organization executive has stated: ‘Tobacco remains the leading cause of preventable death globally, with 5 million deaths every year. Besides the human loss, there are heavy social and economic costs.’

“Although Loews/Lorillard has publicly stated that tobacco products are addictive and cause illness and may cause death, along with the obfuscation noted by the Federal judge above, it still manufactures and promotes these tobacco products. The company’s credibility can be questioned insofar as it has continued the above practices (and more not noted here but stated by the Judge). Furthermore, it has shown no remorse.

  “While it is true that tobacco is legal and that tobacco production is not illegal, the Federal Judge has demonstrated that the production of its tobacco products has been characterized for decades by illegal racketeering methods. This indicates this company, along with industry as a whole, cannot be trusted to act legally and morally.

  “RESOLVED, that, since it has been shown that its present tobacco products create disease and death, shareholders request the Board of Directors initiate steps to sell or phase out all production, promotion and marketing of its health-hazardous and addictive tobacco products by 2010.”

Our Board of Directors recommends a vote AGAINST Proposal No. 5.

  As the proponents themselves note, the tobacco business engaged in by our subsidiary, Lorillard, Inc., is a lawful business. The sale, promotion and use of tobacco products is highly regulated by federal, state and local governments throughout the United States. In addition, Lorillard and the other major tobacco companies have agreed, in agreements with all 50 states, to significant restrictions on advertising and marketing tobacco products. The proponents also refer to a decision in the United States government’s pending lawsuit against Lorillard and others, but fail to note that Lorillard has contested the findings of the federal trial court judge and has noticed an appeal from the judge's ruling. A federal appellate court has granted a stay of the trial court's ruling and remedial order, which will remain in effect while the appeal is proceeding.

Lorillard operates its business in accordance with the laws, regulations and agreements to which it is subject. Accordingly, our Board of Directors believes that the adoption of this proposal would not be in our best interest and recommends a vote against this proposal.

OTHER MATTERS

  We know of no other matters to be brought before the Annual Meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed as proxies.

  We will bear all costs in connection with the solicitation of proxies for the meeting. We intend to request brokerage houses, custodians, nominees and others who hold our voting stock in their names to solicit proxies from the persons who beneficially own such stock, and we will reimburse these brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses. We have engaged Innisfree M&A Incorporated (“Innisfree”) to solicit proxies for us, at an anticipated cost of approximately $8,000. In addition to the use of the mails, solicitation may be made by Innisfree or our employees personally or by telephone, facsimile or electronic transmission.

Communications with Us by Shareholders and Others

  If you or any other interested party wish to communicate directly with our presiding director, other non-management directors or our Board as a whole, you or the other interested party may do so by writing to our Corporate Secretary. All communications will be delivered to the director or directors to whom they are addressed.

If you wish to propose an individual to be considered by our Nominating and Governance Committee for possible recommendation to our Board of Directors, you must do so by writing to our Corporate Secretary. Your recommendation must include the candidate’s name, a brief biographical description, a statement of the candidate’s qualifications, a description of any relationship between the candidate and either the recommending shareholder or the Company, and the candidate’s signed consent to serve as a director, if elected. We must receive your recommendations for director nominees for our 2008 Annual Meeting not later than October 1, 2007.

  If you wish to submit a proposal for the 2008 Annual Meeting, it must be received by us not later than December 4, 2007 in order to be included in our proxy materials. If you wish to submit a proposal at our 2008 Annual Meeting which will not be included in our proxy materials, then proxies solicited by us for that meeting may confer discretionary authority to vote with respect to that proposal if we (1) receive notice of the proposal not later than February 17, 2008, and advise shareholders in our 2008 proxy materials of the nature of the proposal and how management intends to vote on the matter, or (2) do not receive notice of the proposal prior to February 17, 2008. Your proposals should be addressed to our Corporate Secretary.

  You should address all communications directed to our Corporate Secretary regarding the matters discussed above to Loews Corporation, 667 Madison Avenue, New York, New York 10021-8087.

By order of the Board of Directors,

GARY W. GARSON
Secretary

Dated: April 2, 2007

PLEASE COMPLETE, DATE, SIGN AND
RETURN YOUR PROXY PROMPTLY

Exhibit A

LOEWS CORPORATION
INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS
(Amended and Restated as of January 1, 2007)

Section 1.  Purpose of the Plan

  The purpose of the Loews Corporation Incentive Compensation Plan for Executive Officers (the “Plan”) is to provide a means of rewarding certain executive officers of Loews Corporation (the “Corporation”) who have contributed to the profitability of the Corporation in a manner which permits such compensation to be deductible by the Corporation for federal income tax purposes.

Section 2.  Administration of the Plan

  The administration of this Plan shall be vested in the Compensation Committee of the Board of Directors of the Corporation, or such other committee of the Board of Directors which shall succeed to the functions and responsibilities of such committee in relation to this Plan (the “Committee”), which shall make all determinations necessary under this Plan. All members of the Committee shall qualify as “outside directors” (as the term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, as they may from time to time be in effect (the “Regulations”)). No member of the Committee shall be entitled to participate in this Plan.

Section 3.  Participation in the Plan

  Executive officers of the Corporation shall be eligible to participate in this Plan. Within the period specified in Section 162(m) of the Code and the Regulations within which a performance goal is required to be established to qualify as a pre-established performance goal (the “Designation Period”), the Committee may designate one or more such executive officers of the Corporation (each, a “Participant”) who shall participate in this Plan for the Performance Period or the Multiple Award Period (as those terms are defined in Section 6 below).

Section 4.  Performance Goals

  Prior to the end of the Designation Period for a Performance Period, the Committee shall designate in writing a percentage of the Corporation's Performance Based Income (as defined below) for such Performance Period. In the event of a Multiple Award Period, prior to the end of the Designation Period for the first Performance Period in the Multiple Award Period the Committee shall designate a percentage of Performance Based Income for each of the subsequent Performance Periods in the Multiple Award Period. The percentage for a subsequent Performance Period may be increased at any time prior to the end of the Designation Period for such Performance Period. As used herein, “Performance Based Income” shall mean, for each Performance Period, the consolidated net income of the Corporation and its subsidiaries, as reported in the Corporation's Consolidated Statement of Operations for such Performance Period, as adjusted by the Committee, in its sole discretion, prior to the end of the relevant Designation Period, to take into account such specified objective factors that may impact the Company's business generally, or the business of any of the Company's consolidated subsidiaries, as the Committee in the exercise of its judgment deems reasonable and appropriate to exclude or include in the computation of consolidated net income, including, without limitation, realized and unrealized gains and losses, the impact of accounting changes, the impact of acquisitions and dispositions of a business or asset, charges relating to the disposition by judgment or settlement of material litigation, charges relating to reserve strengthening and adverse dividend or premium development associated with prior accident years, the impact of catastrophes and other extraordinary items and events, and the impact of changes in legislation or regulation.

Section 5.  Awards to Participants

  Prior to the end of the Designation Period for a Performance Period, the Committee shall allocate in writing, on behalf of each Participant, a percentage of Performance Based Income on which such Participant's award will be based, and may, in its discretion, determine to reserve the discretion (“Negative Discretion”) to reduce the amount payable to the

Participant below the designated percentage of Performance Based Income. In the event of a Multiple Award Period, prior to the end of the first Designation Period for all included Performance Periods the Committee shall allocate in writing, on behalf of each Participant, a percentage of Performance Based Income for each of the Performance Periods in the Multiple Award Period or, in the alternative, an aggregate formula for the later Performance Periods in the Multiple Award Period based on the total of assigned percentages of Performance Based Income for the then current and the prior Performance Periods included in the Multiple Award Period. In no event shall the sum of the percentages allocated to Participants exceed the percentage determined in Section 4 for any Performance Period, nor shall any exercise of Negative Discretion with respect to one Participant increase the amount payable to any other Participant. In no event shall overlapping Performance Periods or Multiple Award Periods be established for a Participant. The Committee shall set a maximum amount payable (the “Cap”) for each Participant for each Performance Period and may set a lesser target amount for each such Participant for each Performance Period, provided, however, that the Cap shall not exceed $10,000,000 per year or a pro rata portion thereof for Performance Periods which are greater or less than one year.

Section 6.  Performance Period

  The term “Performance Period” means a period established by the Committee during which performance will be measured for purposes of determining the extent to which one or more Participants will receive awards under this Plan. Generally, a Performance Period shall be the twelve-month period commencing January 1 of a calendar year and ending on December 31 of such calendar year. In addition, the Committee may establish Performance Periods beginning and/or ending on other dates (including without limitation Performance Periods of less or more than one calendar year). Furthermore, the Committee may designate Participants for future Performance Period awards (a “Multiple Award Period”).

Section 7.  Payment of Bonus Awards Under the Plan

(a)
Following the completion of each Performance Period, the Committee shall certify in writing (i) the amount, if any, of Performance Based Income for such Performance Period and (ii) the bonus awards that are consequently payable to the Participants according to the pre-established formulae.

(b)
Except as provided in Section 8 of this Plan, each Participant shall receive payment, subject to all required tax withholdings, of his or her bonus award as soon as practicable following the determination of the amount of such award, and in any event within two and one-half months following the end of the calendar year in which the Performance Period ends.

Section 8.  Deferral of Payment of Awards

  Subject to applicable provisions of the Code (including but not limited to Section 409A of the Code) and the Regulations (and any applicable Notices), the Committee, in its discretion, may allow any Participant, on such terms and conditions as the Committee may determine, to elect to defer payment of all or part of any award which such Participant might earn with respect to a Performance Period (together with interest thereon from the date as of which the award would have been paid but for such Participant's election to defer payment at the rate, if any, fixed by the Committee) by complying with such procedures as the Committee may from time to time prescribe.

Section 9.  Separation From the Corporation and Its Subsidiaries

(a)
Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of a Performance Period, other than due to retirement under any retirement plan maintained by the Corporation or any of its subsidiaries under which such Participant is covered, death or disability (as defined in any disability plan of the Corporation or any of its subsidiaries applicable to the Participant), shall not be eligible to receive a bonus award for the Performance Period in which such termination of employment occurs; provided, that the Committee may, in its sole discretion, determine that such a Participant shall receive a bonus award based upon Performance Based Income for either the entire Performance Period or the portion thereof preceding such termination of employment.

(b)
Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of a Performance Period due to retirement under any retirement plan maintained by the Corporation or any of its subsidiaries under which such

Participant is covered, death or disability (as defined in any disability plan of the Corporation or any of its subsidiaries applicable to the Participant) shall receive a bonus award which is prorated to the date of cessation of employment, but based upon Performance Based Income for either the entire Performance Period or the portion thereof preceding such retirement, death or disability, as determined by the Committee in its sole discretion.

(c)
Any Participant may designate in writing the beneficiary of the unpaid amount of a bonus award (including the amount of any bonus award which was previously deferred) in case of death and if no designation has been made, or if any such designation shall become ineffective, any such unpaid amount will be paid to the Participant's estate. Such designation shall be effective upon receipt thereof by the Corporation. Any such designation may be revoked in writing by a Participant at any time without the consent of any such beneficiary.

Section 10.  Amendments

  The Committee may amend this Plan at any time, provided that such changes may be made consistent with the provisions of Section 162(m) of the Code and the Regulations without adversely affecting the ability of the Corporation to deduct the compensation which may be paid pursuant to this Plan for federal income tax purposes. The Committee may also amend this Plan as it deems necessary or appropriate to comply with any applicable provisions of the Code or the Regulations (and any applicable IRS guidance thereunder) in relation to the ability to defer award payments in a manner that will avoid the application of Section 409(A)(1) of the Code to such payments. The Committee may also amend this Plan as it deems necessary or appropriate to comply with any other applicable provisions of the Code or the Regulations (and any applicable Notices) in relation to the ability to defer award payments. If the Code or the Regulations would require stockholder approval of such amendment in order for payments under this Plan to be deductible, then no such amendment shall be effective without such approval.

Section 11.  Termination

  The Board of Directors of the Corporation may terminate this Plan at any time. No termination of this Plan shall adversely affect the right of any person to receive any award for a Performance Period or Periods for which such person had been designated under Section 3 of this Plan, or amounts previously awarded to such person but deferred in accordance with Section 8 of this Plan plus any interest thereon.

Section 12.  Miscellaneous

(a)
Nothing contained in this Plan shall be construed as giving any executive officer of the Corporation the right to participate in this Plan or to continued employment or any interest in any asset of the Corporation or any of its subsidiaries, nor to prevent the Corporation or any of its subsidiaries or affiliates from taking any action which it deems to be appropriate or in its best interests, whether or not such action would have an adverse effect on this Plan or the amounts payable hereunder.

(b)	This Plan shall be unfunded and the Corporation shall not be required to establish any segregation of assets to assure payment of any awards made hereunder.

(c)	A Participant may not sell, transfer or assign any right or interest in this Plan except as provided in Section 9(c) hereof and any attempted sale, transfer or assignment shall be null and void.

(d)	This Plan shall be governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the Code and the Regulations.

Section 13.  Effective Date

  This Plan, as amended, shall be effective as of January 1, 2007, subject to the subsequent approval hereof by the Corporation's stockholders at the 2007 Annual Meeting of Shareholders and, if so approved, shall remain in effect until terminated in accordance with Section 11 hereof.

COMMON STOCK
LOEWS CORPORATION	Proxy
This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby constitutes and appoints Gary W. Garson, Peter W. Keegan and Kenneth J. Zinghini and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at the Loews Regency Hotel, 540 Park Avenue, New York, New York, on May 8, 2007, at 11:00 A.M., New York City time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

  This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2 and 3, AND "AGAINST" PROPOSALS 4 and 5.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Address Change/Comments (Mark the corresponding box on the reverse side)

Mark Here
for Address
Change or	[ ]
Comments
PLEASE SEE REVERSE SIDE

Please mark
your votes	[ X ]
like this

The Board of Directors	The Board of Directors recommends a vote AGAINST
recommends a vote FOR	Items 4 and 5
Items 1, 2 and 3

WITHHELD
	FOR	FOR ALL		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	☐	☐	ITEM 2 - RATIFY DELOITTE &	☐	☐	☐	ITEM 4 - SHAREHOLDER	☐	☐	☐
ITEM 1 - ELECTION OF DIRECTORS			TOUCHE LLP AS				PROPOSAL -
Nominees:			INDEPENDENT				CUMULATIVE
01) A.E. Berman	06) P.A. Laskawy		AUDITORS				VOTING
02) J.L. Bower	07) G.R. Scott
03) C.M. Diker	08) A.H. Tisch			FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
04) P.J. Fribourg	09) J.S. Tisch
05) W.L. Harris	10) J.M. Tisch		ITEM 3 - APPROVE PROPOSED	☐	☐	☐	ITEM 5 - SHAREHOLDER	☐	☐	☐
			AMENDED AND				PROPOSAL -
WITHHELD FOR: (Write that Nominee’s name in the			RESTATED INCENTIVE				PRODUCTION,
space provided.)			COMPENSATION				PROMOTION AND
			PLAN FOR EXECUTIVE				MARKETING OF
			OFFICERS				TOBACCO PRODUCTS

| | | |
Please sign EXACTLY as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by an authorized person indicating the person’s title.

Signature	Signature	Date
COMMON STOCK

CAROLINA GROUP STOCK
LOEWS CORPORATION	Proxy
This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby constitutes and appoints Gary W. Garson, Peter W. Keegan and Kenneth J. Zinghini and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Carolina Group Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at the Loews Regency Hotel, 540 Park Avenue, New York, New York, on May 8, 2007, at 11:00 A.M., New York City time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

  This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2 and 3, AND "AGAINST" PROPOSALS 4 and 5.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Address Change/Comments (Mark the corresponding box on the reverse side)

Mark Here
for Address
Change or	[ ]
Comments
PLEASE SEE REVERSE SIDE

Please mark
your votes	[ X ]
like this

The Board of Directors	The Board of Directors recommends a vote AGAINST
recommends a vote FOR	Items 4 and 5
Items 1, 2 and 3

WITHHELD
	FOR	FOR ALL		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	☐	☐	ITEM 2 - RATIFY DELOITTE &	☐	☐	☐	ITEM 4 - SHAREHOLDER	☐	☐	☐
ITEM 1 - ELECTION OF DIRECTORS			TOUCHE LLP AS				PROPOSAL -
Nominees:			INDEPENDENT				CUMULATIVE
01) A.E. Berman	06) P.A. Laskawy		AUDITORS				VOTING
02) J.L. Bower	07) G.R. Scott
03) C.M. Diker	08) A.H. Tisch			FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
04) P.J. Fribourg	09) J.S. Tisch
05) W.L. Harris	10) J.M. Tisch		ITEM 3 - APPROVE PROPOSED	☐	☐	☐	ITEM 5 - SHAREHOLDER	☐	☐	☐
			AMENDED AND				PROPOSAL -
WITHHELD FOR: (Write that Nominee’s name in the			RESTATED INCENTIVE				PRODUCTION,
space provided.)			COMPENSATION				PROMOTION AND
			PLAN FOR EXECUTIVE				MARKETING OF
			OFFICERS				TOBACCO PRODUCTS

| | | |
Please sign EXACTLY as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by an authorized person indicating the person’s title.

Signature	Signature	Date
CAROLINA GROUP STOCK